EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Forms S-8 (Nos. 33-75390, 33-87420, 333-44097, 333-92425, 333-52730 and 333-75410) pertaining to the Amended and Restated 1993 Stock Plan

(2)	Forms S-8 (Nos. 33-75392 and 333-18519) pertaining to the Employee Stock Purchase Plan

(3)	Form S-8 (No. 333-119486) pertaining to the 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan

(4)	Form SB-2 (No. 333-38668) pertaining to the registration of 1,200,000 shares of common stock

(5)	Form S-3 (No. 333-114035) pertaining to the registration of 4,640,480 shares of common stock

(6)	Form S-3 (No. 333-119492) pertaining to the registration of 4,774,334 shares of common stock

(7)	Form S-3 (No. 333-123017) pertaining to the registration of $25,000,000 of common stock of our report dated September 27, 2005, with respect to the consolidated financial statements of Neurobiological Technologies, Inc., Neurobiological Technologies, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neurobiological Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/    ERNST & YOUNG LLP

Palo Alto, California

September 27, 2005